UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 10, 2012

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

Sunnyvale, California 94088

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Advanced Micro Devices, Inc. (the “Company”) approved a bonus award for each of the following Named Executive Officers (as defined in the Company’s Proxy Statement for the Annual Meeting of Stockholders held on May 3, 2011): Mr. Thomas Seifert, the Company’s Senior Vice President and Chief Financial Officer and Mr. Harry Wolin, the Company’s Senior Vice President, General Counsel and Secretary, for fiscal year 2011, under the Executive Incentive Plan (the “Plan”). The bonus awards consist of cash payments in the amount of $227,945 for Mr. Seifert and $178,670 for Mr. Wolin. Pursuant to the Plan, the bonus opportunities were based on the achievement of a pre-established key company-wide corporate financial measure, non-GAAP operating income. In addition, the Compensation Committee approved a cash bonus award for Mr. Rory P. Read in the amount of $530,770, which is equal to 150% of the portion of his base salary from August 25, 2011 through December 31, 2011, and is consistent with the terms of the employment agreement between Mr. Read and the Company. These bonus awards will be paid in March 2012.

The Company intends to provide additional information regarding the bonus awarded to Mr. Read, Mr. Seifert and Mr. Wolin for the 2011 fiscal year in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders of the Company, which is expected to be filed with the Securities and Exchange Commission in March 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 16, 2012	ADVANCED MICRO DEVICES, INC.

		By:	/s/ Faina Roeder
		Name:	Faina Roeder
		Title:	Assistant Secretary